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OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq NM: OCCF) www.occfiber.com

AT THE COMPANY: Neil Wilkin President & CFO (540) 265-0690 nwilkin@occfiber.com	AT FRB | Weber Shandwick: Marilynn Meek General Information (212) 445-8451 mmeek@webershandwick.com

Peter Seltzberg Analyst Information (212) 445-8457 pseltzberg@webershandwick.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPURCHASES
OVER 21% OF ITS OUTSTANDING SHARES IN PRIVATE TRANSACTION

ROANOKE, VA, January 13, 2003 – Optical Cable Corporation (Nasdaq NM: OCCF) announced today that it has repurchased over 21% of its outstanding common shares, no par value, in a privately negotiated transaction. The Company repurchased the 1,475,867 shares of common stock from A.G. Edwards & Sons, Inc. for a price of $2.00 per share.

A.G. Edwards & Sons, Inc. held the repurchased shares as security for personal margin loans made to Robert Kopstein, the former President of Optical Cable Corporation. Although the details of Kopstein’s personal margin loan activities with seven brokerage firms (including A.G. Edwards & Sons, Inc.) are not completely known to Optical Cable Corporation, the Company believes that after this repurchase an aggregate of less than 3% of its issued and outstanding common shares remain subject to pledges by Kopstein to brokerage firms making personal margin loans to him.

The $2.95 million purchase price for the shares was paid using a combination of borrowings under the Company’s credit facility and cash on hand.

The unregistered shares will be retired by the Company and not held as treasury shares. After the repurchase, Optical Cable has 5,452,785 common shares issued and outstanding.

Optical Cable Corporation was a pioneer in the design and production of special tight-buffered cables for the most demanding military field applications in the early 1980s. At its ISO 9000 registered facility in Roanoke, Virginia, the Company manufactures a broad range of fiber optic cables for “high bandwidth” transmission of data, video, and audio communications over short to moderate distances. Optical Cable Corporation’s cables can be used both indoors and outdoors and utilize a unique tight-buffered coating process that provides excellent mechanical and environmental protection for the optical fiber. The current

Optical Cable Corporation Repurchases Over 21% of Its Outstanding Shares

product portfolio is built on the evolution and refinement of the original fundamental technology into a comprehensive and versatile product line to provide end-users with significant value.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning Optical Cable Corporation’s (the “Company”) outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the expectations of the Company. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; the slowdown in corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the ability of the Company to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; technological changes and introductions of new competing products; adverse economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States, the subsequent military responses by the United States, and any potential future military conflicts; ability to retain key personnel; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products.

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